SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): DECEMBER 18, 2002
                                                         -----------------



                               GLYCOGENESYS, INC.
                               ------------------
               (Exact name of registrant as specified in charter)



           NEVADA                    0-26476                    33-0231238
           ------                    -------                    ----------
(State or Other Jurisdiction       (Commission                (IRS Employer
     of Incorporation)             File Number)            Identification No.)


                31 ST. JAMES AVENUE, BOSTON, MASSACHUSETTS 02116
                ------------------------------------------------
              (Address of principal executive officers) (Zip Code)

       Registrant's telephone number, including area code: (617) 422-0674
                                                           --------------

                                 NOT APPLICABLE
                                 --------------
          (Former name or former address, if changed since last report)

ITEM 5.           OTHER ITEMS

                  On December 18, 2002, GlycoGenesys, Inc. ("GlycoGenesys") entered into a termination agreement with Elan International Services, Ltd. ("EIS"), Elan Corporation, plc. (together with EIS, "Elan"), and SafeScience Newco, Ltd. ("SafeScience Newco") for the termination of Elan's and GlycoGenesys' joint venture, SafeScience Newco. Pursuant to the termination agreement, GlycoGenesys acquired all of Elan's interest in the SafeScience Newco in exchange for a royalty interest on certain future revenues related to GCS-100. GlycoGenesys regained all intellectual property, development and marketing rights to GCS-100. GlycoGenesys now owns 100% of SafeScience Newco. In addition, GlycoGenesys received approximately $1.9 million for reimbursement of R&D expenditures relating to GCS-100 and issued Elan 1,176.47059 shares of GlycoGenesys' Series B convertible preferred stock, convertible into GlycoGenesys common stock at $1.70 per share.

                  In connection with the joint venture termination, the exchange feature of GlycoGenesys' Series A preferred stock, which allowed Elan to convert its Series A preferred stock into an additional 30% interest in SafeScience Newco, was cancelled. GlycoGenesys Series A preferred stock is now only convertible into GlycoGenesys common stock at $2.43 a share, as the mandatory redemption feature was also cancelled. As a result of the cancellation of the exchange feature, GlycoGenesys expects to reclassify its Series A preferred stock into permanent equity, which it believes would increase its equity by approximately $13.1 million. In addition, GlycoGenesys issued 1,209.07035 shares of Series A preferred stock to Elan and mandatory dividends on the Series A preferred stock were cancelled.


ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

The following exhibits are filed as part of this Form 8-K.

Exhibit Number    Description
--------------    -----------
4.1               Amended and Restated Certificate of Designations, Preferences
                  and Rights of Series A, Series B and Series C Preferred Stock of GlycoGenesys, Inc.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  December 18, 2002          By: /s/ Bradley J. Carver
                                      ------------------------------------------
                                           Bradley J. Carver
                                           President and Chief Executive Officer